                                                                      EXHIBIT 20

April 6, 1994

                                 CONFIDENTIAL

VIA FEDERAL EXPRESS
- -------------------

Mr. Martin F.  Schackur
M.S. Farrell & Company, Inc.
67 Wall Street
New York, New York 10005


Dear Marty:

     In accordance with our letter of understanding, please find enclosed two
(2) originally executed copies of the Agreement between Partech Holdings Corporation and M. S. Farrell & Company, Inc., for use in granting to Farrell the rights to purchase Partech stock pursuant to the termination of the November 13, 1992 Consulting Agreement between the companies. Also enclosed herewith are two (2) copies of the Stock Subscription Agreement for you to execute on behalf of Farrell in connection with its acquisition of the Partech stock. Please execute and return the Subscription Agreement as soon as possible.

     As we discussed, the shares of stock to be received by Farrell will be registered with the SEC on Form S-8 as soon as possible hereafter. Within three
(3) business days after this mailing, we will also forward to you the Prospectus and other materials required to be delivered pursuant to the S-8 registration.

     Should you have any questions regarding this matter, do not hesitate to contact either me or Chuck Koenig at your convenience.

Sincerely,

PARTECH HOLDINGS CORPORATION

/s/ JOHN E. RAYL

John E. Rayl
Chief Executive Officer

JER:rcc

Enclosures


           3366 Riverside Drive, Suite 200, Columbus, Ohio 43221
                  Telephone: 614-538-0660 Fax: 614-538-0670